MAA Reports First Quarter Results

MEMPHIS, Tenn., May 5, 2011 /PRNewswire/ -- MAA, (NYSE: MAA), today announced earnings results for the quarter ended March 31, 2011.

Net income available for common shareholders for the quarter ended March 31, 2011 was $8.8 million, or $0.24 per diluted common share, as compared to net income available for common shareholders of $6.2 million, or $0.21 per diluted common share, for the quarter ended March 31, 2010.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $37.0 million, representing $0.98 per diluted share/unit, or per Share, for the quarter ended March 31, 2011, as compared to $31.1 million, or $0.99 per Share, for the quarter ended March 31, 2010. A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

First Quarter Highlights

  Same store net operating income, or NOI, growth of 4.9% exceeded expectations as strong pricing performance, high occupancy and low resident turnover combined to drive solid operating results in the first quarter.
  Based on the first quarter's operating results and better than expected lease-up of several new acquisitions, the company is raising full year FFO/Share guidance to a range of $3.85 to $4.15, as compared to prior guidance of $3.80 to $4.10.
  Strong pricing performance was generated by a 7.4% increase in leases written for new residents during the first quarter as compared to pricing of a year ago.
  Physical occupancy for the same store portfolio ended the first quarter of 2011 at a very solid 96.0%, compared to 96.6% for same quarter in 2010 and 95.8% for the last sequential quarter.
  Resident turnover levels remained near historic lows, at 54.8% for the twelve months ended March 31, 2011, compared to 56.1% for the twelve months ended March 31, 2010.
  MAA completed two acquisitions during the first quarter, one wholly owned and one for Mid-America Multifamily Fund II, LLC, or Fund II. Additionally, two new wholly owned acquisitions were completed following the end of the quarter, bringing the total 2011 acquisition volume to date to $98 million.
  MAA also acquired a parcel of land in Little Rock, Arkansas following the end of the quarter and entered a development agreement to build 312 new high quality units.
  MAA raised a total of $91.2 million in new equity at an average net price of $61.27 per share during the first quarter of 2011, primarily to fund acquisition and development activity for the year

Eric Bolton, Chairman and Chief Executive Officer, said, "We are encouraged by the better than expected start to the year. Our pricing trends are strong and occupancy throughout the portfolio remains high. As the economy continues to improve we expect the strong operating momentum will continue into our busy summer leasing season. In addition to capturing improving performance from our existing portfolio, we remain active in adding new value growth with compelling new acquisitions and strategic development. Our diversified portfolio, sophisticated operating platform, and strong balance sheet put MAA in a solid position to capture the full benefits of the anticipated up-cycle for apartment real estate over the next few years."

First Quarter Same Store Operating Results
Same store operating results include the 40,181 units in 134 communities that have comparable results for periods presented.

Percent Change From Three Months Ended March 31, 2010 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	3.7%	2.2%	4.9%	-0.6%	1.4%
Secondary	4.7%	3.6%	5.4%	-0.8%	2.7%
Operating Same Store	4.2%	2.9%	5.1%	-0.6%	2.0%
Total Same Store	4.0%	2.9%	4.9%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

As discussed in prior reports, MAA's roll-out of a new bulk cable program during 2010 and 2011 requires revenues and expenses related to the program to be reported on a gross basis, whereas the revenues and related expenses for the former cable programs were presented on a net basis in the income statement. In order to provide more meaningful comparisons during the roll-out period, same store performance is presented below with all cable programs netted in revenues, which is consistent with prior presentations. For clarity in explanation of results, management's discussions following the below table are based on the comparison with bulk cable netted in revenues.

First Quarter Same Store Operating Results
With Bulk Cable Netted in Revenues (consistent with prior presentations)

Percent Change From Three Months Ended March 31, 2010 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	3.0%	0.4%	4.9%	-0.6%	1.4%
Secondary	3.4%	0.4%	5.4%	-0.8%	2.7%
Operating Same Store	3.2%	0.4%	5.1%	-0.6%	2.0%
Total Same Store	3.0%	0.4%	4.9%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

For the quarter ended March 31, 2011, NOI for the same store portfolio increased 4.9% compared to the same quarter in 2010, with revenues increasing 3.0% and expenses increasing only 0.4%. Physical occupancy ended the first quarter of 2011 at 96.0%, compared to 96.6% for the same quarter in 2010, while average effective rents increased 2.0%. Fee and reimbursement revenues from ancillary programs increased 11% during the first quarter, compared to the same quarter in 2010, led by a growing contribution from the bulk cable program, which was rolled-out in 2010. Property operating expenses remained well under control during the first quarter, with personnel expenses remaining essentially flat, while decreases in repair and maintenance, insurance, and real estate tax expenses offset the majority of modest increases in utilities, landscaping, and marketing expenses.

On a sequential quarter basis, same store NOI for the first quarter 2011 increased 2.7%, with revenues increasing 1.2% and expenses decreasing 0.8%. Physical occupancy for the same store portfolio at the end of the first quarter was 20 basis points above the end of fourth quarter 2010, while average effective rents for the first quarter were 0.8% higher than the fourth quarter, providing the majority of the sequential revenue growth. Repair and maintenance and utility expenses produced the majority of the sequential expense decline for the first quarter, primarily related to seasonal factors.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisitions and Development Activity
As previously announced, MAA purchased two apartment communities during the quarter ended March 31, 2011. In January, MAA acquired the 340-unit Alamo Ranch apartment community located in the San Antonio, Texas metropolitan area. This high end community, built in 2009, is 100% owned by MAA and was stabilized when acquired. In March, Fund II purchased the 300-unit Verandas at SouthWood community, which was built in 2003 and is located in Tallahassee, Florida. MAA maintains a 1/3rd interest in Fund II and earns acquisition, management, and asset management fees from the joint venture.

Subsequent to quarter end, MAA also purchased two new apartment communities, the 204-unit Retreat at Magnolia Parke, located in Gainesville, Florida, and the 200-unit Atlantic Crossing, located in Jacksonville, Florida. Both are new high quality properties, built in 2008, which are 100% owned by MAA and were stabilized when purchased.

These acquisitions combine to total $97.6 million for 1,044 new units purchased to date in 2011, including $24.8 million for Fund II, at an average first year cap rate of just over 6.0%.

As part of its strategy to selectively develop apartment communities in strong markets during the appropriate part of the cycle, subsequent to quarter end, MAA also closed on the purchase of a 26 acre tract of land in Little Rock, Arkansas, for $2.6 million, and entered an agreement to develop a new 312-unit community on the site. MAA expects construction to begin in the second quarter of 2011 and is planned to be completed by the third quarter of 2012. This development enables MAA to expand its presence in one of its strongest secondary markets at an attractive basis, projected to be about $90 thousand per unit once completed. This project brings MAA's development pipeline to a total of 950 units in three communities, projected to cost just over $108 million upon completion.

There were no dispositions of apartment communities during the first quarter of 2011.

Capital Markets Activity
During the first quarter of 2011, MAA completed several important financing actions designed to manage current year debt maturities, further protect the balance sheet from future interest rate increases, and to fund MAA's investment activity.

During the quarter, MAA entered into a $22.4 million fixed rate mortgage with a seven year term bearing an interest rate of 4.6%, and entered into an agreement to lock the interest rate on an additional $128 million aimed at refinancing the $100 million Freddie Mac credit facility maturing in July. The new loan will be a ten year fixed rate mortgage bearing an interest rate of 5.1% and is expected to close during the second quarter of 2011. MAA also entered two new interest rate cap agreements during the quarter ended March 31, 2011, totaling $19.5 million, to replace expiring agreements and cap the interest rate exposure at 4.5%.

During the first quarter, MAA raised $91.2 million of equity through the sale of 1.5 million shares of common stock at an average price of $61.27, net of issuance costs. The shares were issued through its previously established At-the-Market, or ATM, equity program and its Dividend and Distribution Reinvestment and Share Purchase Plan. The proceeds from these issuances will be primarily used to fund the Company's acquisition and development activity during the year.

Balance Sheet
As of March 31, 2011, MAA's debt-to-total market capitalization ratio was 37% (based on the March 31, 2011 closing stock price of $64.20), while MAA's debt-to-total gross assets (based on gross book value at quarter end) was at 46.4%. At the end of the first quarter of 2011, MAA had $230 million in existing capacity from cash and borrowing availability under current credit facilities. MAA's fixed charge coverage ratio was 3.7x at the end of the first quarter of 2011, well above the 2.8x reported in the first quarter of 2010 and the peer group median of around 2.5x. At March 31, 2011, 89.1% of the company's outstanding debt balances were fixed or hedged against rising interest rates, while the average interest rate for the quarter ended March 31, 2011 was 3.9%.

Al Campbell, Executive Vice President and Chief Financial Officer, said, "MAA continues to benefit from both strengthening business fundamentals and improving credit markets. Our fixed charge coverage is at an all time high for the company, and we will continue to actively manage our balance sheet to protect the company and provide flexibility for future growth. We expect to fund our growth plans for the current year primarily through the use of our ATM Program, while maintaining our leverage in the 45% to 48% range, and working to increase our unencumbered asset portfolio to provide additional flexibility for the future."

Capital Expenditures
MAA continues its redevelopment program at select communities throughout the portfolio. During the quarter ended March 31, 2011, 630 units were renovated at an average cost of approximately $3,500 per unit achieving an average monthly rent increase on the renovated units of $76 per unit. The unleveraged internal rate of return achieved on the entire renovation program, comprising over 11,000 renovated units to date, is approximately 11%.

Recurring capital expenditures totaled $5.7 million for the quarter ended March 31, 2011, approximately $0.15 per Share, resulting in adjusted funds from operations, or AFFO, of $0.83 per Share. Total property capital expenditures for the first quarter of 2011 were $7.7 million on existing properties, an additional $2.4 million on the redevelopment program, and $3.5 million to fund the development projects during the quarter.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend Declared
MAA's Board of Directors voted to continue the quarterly common dividend at an annual rate of $2.51 per common share/unit, and declared its 69th consecutive quarterly common dividend to be paid on April 29, 2011 to holders of record on April 15, 2011.

2011 FFO per Share Guidance
Management continues to forecast stable occupancy for the year with continuing growth in rental pricing through 2011. Though same store expectations for 2011 have increased around 50 basis points, management still believes NOI for the full year of 2011 will grow in the 4% to 6% range, based on expected revenue growth of 4% to 5% and expected expense growth of 3% to 4%, with cable programs netted in revenues.

The increased same store projections for 2011 combined with higher lease-up expectations on recently acquired properties leads management to increase its FFO per Share projection for the full year to a range of $3.85 to $4.15, or $4.00 at the mid-point, an increase of a $0.05 per Share from previous guidance. FFO per Share for the second quarter is anticipated to be in the range of $0.92 to $1.06, for the third quarter $0.91 to $1.05, and for the fourth quarter $0.98 to $1.12 per Share.

Consistent with earlier guidance, the company expects wholly-owned acquisitions to range between $175 million and $225 million for the full year, while Fund II acquisitions are expected to range between $100 million to $150 million for the year.

MAA projects funding for the three apartment communities currently under development to range between $50 million and $55 million for the full year.

Total capital expenditures at existing properties are forecast to be approximately $38.5 million for the full year, excluding the redevelopment program mentioned above.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.com. MAA will host a conference call to further discuss first quarter results on Friday, May 6, 2011, at 9:15 AM Central Time. The conference call-in number is 866-961-1484 and the moderator's name is Leslie Wolfgang.

About Mid-America Apartment Communities, Inc.
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 47,354 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning earnings guidance, property acquisitions and dispositions, development opportunities, future growth in the emerging recovery cycle, internal rates of return on our redevelopment program and capital expenditures, capital raising activities, interest rates, refinancing opportunities, rent growth, occupancy, and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of our insurance coverage;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2011	2010
Property revenues	$ 107,115	$ 97,328
Management and fee income, net	223	136
Property operating expenses	(45,600)	(41,551)
Depreciation	(27,741)	(25,080)
Acquisition expenses	(219)	24
Property management expenses	(5,144)	(4,277)
General and administrative	(4,610)	(2,811)
Income from continuing operations before non-operating items	24,024	23,769
Interest and other non-property income	235	315
Interest expense	(13,990)	(13,891)
Amortization of deferred financing costs	(715)	(595)
Net casualty (loss) gain and other settlement proceeds	(148)	156
Loss on sale of non-depreciable assets	(6)	-
Gain on properties contributed to joint ventures	-	371
Income from continuing operations before
loss from real estate joint ventures	9,400	10,125
Loss from real estate joint ventures	(245)	(276)
Consolidated net income	9,155	9,849
Net income attributable to noncontrolling interests	(311)	(437)
Net income attributable to MAA	8,844	9,412
Preferred dividend distribution	-	(3,216)
Net income available for common shareholders	$ 8,844	$ 6,196

Weighted average common shares - Diluted	37,904	29,204
Net income per share available for common shareholders - Diluted	$0.24	$0.21

FUNDS FROM OPERATIONS(in thousands except per share data)

	Three months ended
	March 31,
	2011	2010
Net income attributable to MAA	$ 8,844	$ 9,412
Depreciation of real estate assets	27,212	24,569
Net casualty loss (gain) and other settlement proceeds	148	(156)
Gain on properties contributed to joint ventures	-	(371)
Depreciation of real estate assets of real estate joint ventures	514	402
Preferred dividend distribution	-	(3,216)
Net income attributable to noncontrolling interests	311	437
Funds from operations	37,029	31,077
Recurring capital expenditures	(5,730)	(4,975)
Adjusted funds from operations	$ 31,299	$ 26,102

Weighted average common shares and units - Diluted	37,904	31,508

Funds from operations per share and unit - Diluted	$0.98	$0.99
Adjusted funds from operations per share and unit - Diluted	$0.83	$0.83

CONSOLIDATED BALANCE SHEETS (in thousands)

	Mar 31, 2011	Dec 31, 2010
Assets
Real estate assets
Land	$ 291,695	$ 288,890
Buildings and improvements	2,601,033	2,564,887
Furniture, fixtures and equipment	85,142	83,251
Capital improvements in progress	20,488	11,501
	2,998,358	2,948,529
Accumulated depreciation	(917,126)	(889,841)
	2,081,232	2,058,688
Land held for future development	1,306	1,306
Commercial properties, net	8,395	8,141
Investments in real estate joint ventures	18,253	17,505
Real estate assets, net	2,109,186	2,085,640
Cash and cash equivalents	47,222	45,942
Restricted cash	1,377	1,514
Deferred financing costs, net	13,350	13,713
Other assets	26,506	25,133
Goodwill	4,106	4,106
Total assets	$ 2,201,747	$ 2,176,048

Liabilities and Shareholders' Equity
Liabilities
Notes payable	$ 1,451,782	$ 1,500,193
Accounts payable	2,615	1,815
Fair market value of interest rate swaps	41,443	48,936
Accrued expenses and other liabilities	72,332	73,999
Security deposits	6,553	6,693
Liabilities associated with assets held for sale	-	20
Total liabilities	1,574,725	1,631,656
Redeemable stock	3,754	3,764
Shareholders' equity
Common stock	365	348
Additional paid-in capital	1,230,470	1,142,023
Accumulated distributions in excess of net income	(589,191)	(575,021)
Accumulated other comprehensive income	(41,639)	(48,847)
Total MAA shareholders' equity	600,005	518,503
Noncontrolling interest	23,263	22,125
Total equity	623,268	540,628
Total liabilities and shareholders' equity	$ 2,201,747	$ 2,176,048

SHARE AND UNIT DATA (in thousands)

	Three months ended
	March 31,
	2011	2010
NET INCOME SHARES
Weighted average common shares - Basic	35,706	29,130
Weighted average common shares - Diluted	37,904	29,204
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	37,807	31,434
Weighted average common shares and units - Diluted	37,904	31,508
PERIOD END SHARES AND UNITS
Common shares at March 31,	36,545	29,684
Limited partnership units at March 31,	2,013	2,303
Outstanding options at March 31,	15	22
Unvested shares in share based plans at March 31,	60	87

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

NON-GAAP FINANCIAL AND OTHER DEFINITIONS CONTINUED

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets generally based on market population.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Average Effective Rent
Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com